May 1, 2009                                                                                                                                FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $1.29 Per Common Share

Earnings affected by significant gain related to acquisition and certain investment securities impairment write-downs

Financial Results for the Quarter:
•
The Company’s FDIC-assisted acquisition of certain assets and liabilities of TeamBank N.A. on March 20, 2009, resulted in a net gain of $25.4 million based upon independent fair value accounting valuations of the assumed assets and liabilities and acquisition costs.

•	Total loans, including TeamBank loans, increased $216.9 million, or 12.4%, from December 31, 2008.
•
Total deposits (excluding brokered and national certificates of deposit and TeamBank deposits) increased $244.7 million, or 22.4%, from December 31, 2008.  In addition, the Company assumed $511 million in deposits from TeamBank.

•
Net interest income decreased $288,000, or 1.6%, compared to the first quarter 2008. Excluding the amortization of the broker fee recorded as part of the accounting change in 2005, net interest income decreased $1.5 million, or 8.0%, compared to the first quarter 2008.

•
Non-interest income increased $20.8 million, or 205.1%, compared to first quarter 2008. Of this increase, $27.8 million related to the TeamBank transaction gain partially offset by investment securities impairment write-downs of $4.0 million. In addition, income from hedging activities decreased $2.1 million.

•
Non-interest expense increased $2.1 million, or 14.9%, compared to the first quarter 2008. Excluding the $2.4 million of one-time TeamBank transaction expenses, non-interest expense was slightly down over the same quarter a year ago.

•	Non-performing assets decreased $4.2 million, or 6.4%, from December 31, 2008.

(Explanations of above financial results are detailed in body of this release below.)

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended March 31, 2009, were $1.29 per diluted common share ($17,435,000) compared to a loss of $1.13 per diluted common share ($15,153,000 loss) during the same quarter in the prior year.

For the three months ended March 31, 2009, return on average equity (ROAE) was 39.66%; return on average assets (ROAA) was 2.58%; and net interest margin (NIM) was 2.81%. These operating results include the effects of assets purchased and liabilities assumed from the FDIC from the March 20, 2009, transaction date through March 31, 2009.

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“As anticipated, this difficult economic environment has created opportunities for well-positioned institutions. One such opportunity arose for our Company on March 20, 2009, as we acquired certain assets and liabilities of Kansas-based TeamBank in a FDIC-assisted transaction with loss sharing,” said Great Southern President and CEO Joseph W. Turner. “We were attracted to this acquisition because of the strong customer relationships TeamBank has formed throughout its long history. This acquisition further strengthens our Company with the addition of nearly 37,000 customer deposit accounts and expansion capabilities in two new states, Kansas and Nebraska.  We have also had the opportunity to hire many former TeamBank associates, who are key to maintaining the excellent customer relationships already established in these markets. The first quarter one-time net pre-tax gain of $25.4 million associated with this transaction is a result of independent valuations of the assumed assets and deposits and their treatment under fair value accounting rules and related acquisition costs. Additional income may be recognized in future periods as loans are collected. We anticipate that this transaction will be accretive to future earnings, but we cannot estimate the timing of this accretion due to the variables associated with this transaction.

“The TeamBank transaction only represented 11 days of the quarter, thus first quarter results (excluding the acquisition one-time gain as well as one-time acquisition-related charges) primarily reflect the performance of legacy Great Southern. Overall, the Company performed well in the first quarter. We continued to maintain significant capital and liquidity levels appropriate to current market conditions. Excluding the impairment write-down of certain investment securities and the TeamBank transaction, core operating earnings were approximately $6.0 million (pre-tax).

“Core deposit growth (excluding TeamBank deposits) was positive in the first quarter with increases in most deposit types. Core deposits (excluding national and brokered certificates of deposit) increased $244.7 million from December 31, 2008. Two of the more significant areas of change were in interest bearing and non-interest bearing transaction accounts, which increased $96.8 million and $32.2 million, respectively.  In addition, CDARS® customer account balances grew $101.7 million from December 31, 2008.  Although some of these deposits may prove to be seasonal, this increase is a reflection of deposit acquisition initiatives and the hard work of Great Southern associates in acquiring and strengthening customer relationships. In addition to customer deposit relationships, customer repurchase agreements grew $92.3 million from December 31, 2008.”

Turner added, “Overall net loan balances (excluding TeamBank loans) decreased by $11.6 million from the end of the previous quarter. The reduction in loan balances was primarily a result of decreases in the construction and land development sector. Single family residential loans were up from the end of the fourth quarter 2008 with activity in both refinancings and new originations. Consumer lending experienced a slight decline as loan demand continues to wane.  In addition, the Company also saw gains in commercial real estate balances from the end of 2008.

“Credit quality and credit issue resolution continue to be top priorities. Non-performing assets remain elevated, but did decline $4.2 million from the end of 2008 to $61.6 million. The allowance for loan losses increased $1.0 million from the end of 2008 to $30.2 million. At March 31, 2009, the allowance for loan losses to total loans, excluding those supported by the FDIC loss share agreement, was 1.73%, comparing favorably with industry averages. We expect non-performing assets, loan loss provision levels and net charge-offs to continue to be elevated, but at manageable levels, in 2009 compared to our Company’s historic results.”

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Selected Financial Data and Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended March 31, 2009
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,555	$(110)	$17,665
Provision for loan losses	5,000	--	5,000
Non-interest income	31,037	847	30,190
Non-interest expense	16,214	--	16,214
Provision for income taxes	9,119	(258)	8,861
Net income	$18,259	$479	$17,780

Net income available to
common shareholders	$17,435	$479	$16,956

	Three Months Ended March 31, 2008
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,843	$(1,357)	$19,200
Provision for loan losses	37,750	--	37,750
Non-interest income	10,174	2,974	7,200
Non-interest expense	14,108	--	14,108
Provision (credit) for income taxes	(8,688)	(566)	(9,254)
Net income (loss)	$(15,153)	$1,051	$(16,204)

Selected Financial Data and Non-GAAP Reconciliation
(Dollars in thousands)
	Three Months Ended March 31,
	2009		2008
	Dollars	Earnings Per Share	Dollars	Earnings Per Share

Reported Earnings (Loss)
Per Common Share	$17,435	$1.29	$(15,153)	$(1.13)

Amortization of deposit broker
origination fees (net of taxes)	72		882

Net change in fair value of interest
rate swaps and related deposits
(net of taxes)	(551)		(1,933)

Earnings excluding impact
of hedge accounting entries	$16,956		$(16,204)

FDIC-ASSISTED ACQUISITION OF CERTAIN ASSETS AND LIABILITIES OF TEAMBANK

On March 20, 2009, Great Southern Bank entered into a purchase and assumption agreement with loss share with the Federal Deposit Insurance Corporation (FDIC) to assume all of the deposits (excluding brokered deposits) and certain assets of TeamBank, N.A., a full service commercial bank headquartered in Paola, Kan.  TeamBank operated 17 locations in Kansas, Missouri and Nebraska. Great Southern assumed approximately $511 million of the deposits of TeamBank at a premium of $4.9 million. Additionally, Great Southern purchased approximately $434 million in loans, additional loan commitments and $6 million of other real estate owned (ORE) at a discount of $100 million. The loans, commitments and ORE purchased are covered by a loss share agreement between the FDIC and Great Southern which affords Great Southern significant protection. Under

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such agreement, the FDIC has agreed to cover 80% of the losses on the loans, commitments and ORE up to $115 million, and 95% of losses that exceed that amount. In addition, Great Southern also purchased cash equivalents and investment securities of TeamBank valued at $203 million, and assumed $80 million in Federal Home Loan Bank advances and other borrowings. The Company anticipates buying all primary banking center buildings available for purchase from the FDIC, except the Lee’s Summit office, which was opened in mid-2007 and served primarily as a loan production office. This office will be closed in July and customers of this office will have access to the existing Great Southern banking center in Lee’s Summit, as well as an additional banking center currently under construction. Acquisition costs of the buildings will be based on current appraisals and determined at a later date.

The former TeamBank franchise is currently operating under the Great Southern name. Since the acquisition, customer deposits have remained stable with a 98% retention rate currently. The Company expects to convert operational systems in late July so that the Company operates under a single platform.  This conversion will allow all Great Southern and former TeamBank customers to conduct business at all banking centers throughout the Great Southern franchise.  Upon completion of the operational conversion, back office operations will be consolidated.

As a result of the transaction described above, Great Southern engaged a national independent accounting firm to assist it in determining current fair value accounting estimates of the assumed assets and liabilities. This valuation resulted in the Company booking a one-time gain (net of $2.4 million of acquisition costs) of $25.4 million in accordance with FASB Statement No. 141 (R), Business Combinations. It is expected that, based upon the analysis performed by the independent accounting firm that the Company will accrete additional discounts into income as the Company collects on the assets covered by the loss share agreement. Based on the level of discounts expected to be accreted into income in future years, the acquired TeamBank loans are not considered non-performing as we have a reasonable expectation to recover both the discounted book balances of such loans as well as a yield on the discounted book balances.  Loans with an unpaid balance of $435 million were recorded at their fair value of $223 million (net of all discounts) in Great Southern’s March 31, 2009, loan totals. In addition, Great Southern recorded an indemnification asset from the FDIC in the amount of $154 million as part of the loss share agreement.

The Company operated the former TeamBank franchise for 11 days in the first quarter with income and expenses being essentially equal. In the first quarter of 2009, the Company expensed $2.4 million for acquisition-related costs.

NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the first quarter of 2009 decreased $288,000 to $17.6 million compared to $17.8 million for the first quarter of 2008. Net interest margin was 2.81% in the quarter ended March 31, 2009, compared to 3.07% in the same period in 2008, a decrease of 26 basis points. Net interest margin including the effects of the accounting change was 2.81% in the quarter ended March 31, 2009, compared to 2.80% in the quarter ended December 31, 2008.

Most of the decrease in net interest margin resulted from the decision by the Company to increase the amount of longer-term brokered certificates of deposit during 2008 to provide liquidity for operations and to maintain in reserve its available secured funding lines with the Federal Home Loan Bank (FHLBank) and the Federal Reserve Bank. In 2008, the Company issued approximately $359 million of new brokered certificates which are fixed rate certificates with maturity terms of generally two to four years, which the Company (at its discretion) may redeem at par generally after six months. As market interest rates on these types of deposits have decreased in recent months, the Company has begun to redeem some of these certificates in 2009 in order to

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lock in cheaper funding rates. At March 31, 2009, the Company had $266 million of callable deposits remaining, and has redeemed $95 million of this amount subsequent to March 31, 2009. In addition during 2008, the Company issued approximately $137 million of new brokered certificates, which are fixed rate certificates with maturity terms of generally two to four years, which the Company may not redeem prior to maturity. There are no interest rate swaps associated with any of these brokered certificates. These longer-term certificates carry an interest rate that is approximately 200 to 300 basis points higher than the interest rate that the Company would have paid if it instead utilized short-term advances from the FHLBank. The Company decided the higher rate was justified by the longer term and the ability to keep committed funding lines available throughout 2008 and into 2009. The net interest margin was also negatively impacted as the Company originated some of the new certificates in advance of the anticipated terminations of these existing certificates, thereby causing the Company to have excess funds for a period of time. These excess funds were invested in short-term cash equivalents at rates that at times caused the Company to earn a negative spread. The average balance of cash and cash equivalents in the three months ended March 31, 2009 and 2008, was $306 million and $81 million, respectively. Partially offsetting the increase in brokered CDs, several existing brokered certificates were redeemed by the Company in 2008 and in the first quarter of 2009 as the related interest rate swaps were terminated by the swap counterparties. The Company’s interest rate swaps have been terminated as of March 31, 2009.

The Federal Reserve most recently cut interest rates on December 16, 2008. Great Southern has a significant portfolio of loans which are tied to a “prime rate” of interest. Some of these loans are tied to some national index of “prime,” while most are indexed to “Great Southern prime.” The Company has elected to leave its “prime rate” of interest at 5.00% in light of the current highly competitive funding environment for deposits and wholesale funds. This does not affect a large number of customers as a majority of the loans indexed to “Great Southern prime” are already at interest rate floors which are provided for in individual loan documents. At its most recent meeting on April 29, 2009, the Federal Reserve Board elected to leave the Federal Funds rate unchanged and did not indicate that rate changes are imminent.

For the three months ended December 31, 2009, and 2008, interest income was reduced $290,000 and $186,000, respectively, due to the reversal of accrued interest on loans which were added to non-performing status during the quarter.

Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended March 31,
	2009		2008
	Dollars	%	Dollars	%

Net Interest Income/Margin	$17,555	2.81%	$17,843	3.07%

Amortization of deposit broker
origination fees	110	.02	1,357	.23

Net interest income/margin excluding
impact of hedge accounting entries	$17,665	2.83%	$19,200	3.30%

For additional information on net interest income components, refer to “Average Balances, Interest Rates and Yields” tables in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2009 was $31.0 million compared with $10.2 million for the first quarter of 2008, or an increase of $20.8 million. The increase in non-interest income was primarily the result of

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the one-time gain of $27.8 million related to the TeamBank transaction discussed above. The increase was partially offset by the impairment write-down in value of certain available-for-sale equity investments, investments in bank trust preferred securities and an investment in one non-agency CMO. The fair value of the trust preferred securities deteriorated significantly during the first quarter of 2009 due to negative trends at the issuing banks. In addition, at March 31, 2009, the non-agency CMO was put on credit watch by rating agencies for possible downgrade from its AAA rating due to performance of the underlying collateral. The impairment write-down totaled $4.0 million on a pre-tax basis. These investments were previously included in securities available-for-sale at a cost of $8.4 million. It is unclear if or when the values of these investment securities will improve, or whether such values will deteriorate further. Based on these developments, the Company recorded an other-than-temporary impairment. The Company continues to hold these securities in the available-for-sale category.

First quarter 2009 commission income from the Company’s travel, insurance and investment divisions decreased $779,000, or 29.5%, compared to the same period in 2008. Part of this decrease ($445,000) was in the investment division as a result of the alliance formed with Ameriprise Financial Services through Penney, Murray and Associates. As a result of this change, Great Southern now records most of its investment services activity on a net basis in non-interest income. Thus, non-interest expense related to the investment services division is also reduced. The Company’s travel division also experienced a decrease in commission income of $301,000 in the first quarter of 2009 compared to the same period in 2008. Customers are reducing their travel in light of current economic conditions.

A significant decrease in non-interest income was due to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits, which resulted in an increase of $846,000 in the three months ended March 31, 2009, and an increase of $3.0 million in the three months ended March 31, 2008. Income of this magnitude related to the change in the fair value of certain interest rate swaps and the related change in the fair value of hedged deposits should not be expected in future quarters. This income is part of a 2005 accounting restatement in which approximately $3.4 million (net of taxes) was charged against retained earnings in 2005. This charge has been recovered in subsequent periods as interest rate swaps matured or were terminated by the swap counterparty. At March 31, 2009, virtually all of this charge has been recovered.

Excluding the acquisition gain, securities losses and interest rate swap income discussed above, non-interest income for the first quarter of 2009 was $6.4 million compared with $7.2 million for the first quarter of 2008, or a decrease of $808,000. This decrease was primarily attributable to the lower commission revenue from the Company’s travel and investment divisions, which was discussed above.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2009 was $16.2 million compared with $14.1 million for the first quarter of 2008, or an increase of $2.1 million, or 14.9%. The Company’s efficiency ratio for the quarter ended March 31, 2009, was 33.37% compared to 50.36% in the same quarter in 2008. The efficiency ratio in the first quarter of 2009 was primarily positively impacted by the TeamBank-related one-time gain and negatively impacted by the investment securities impairment write-downs recorded by the Company. The first quarter 2009 efficiency ratio was also negatively impacted by increased expenses related to foreclosures and FDIC insurance premiums discussed below. The Company’s ratio of non-interest expense to average assets decreased from 2.22% for the three months ended March 31, 2008, to 2.19% for the three months ended March 31, 2009. In addition, $2.5 million of acquisition costs were included in non-interest expense in the three months ended March 31, 2009.

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In 2009, the FDIC is significantly increasing insurance premiums for all banks. In the first quarter of 2009, the Company incurred deposit insurance expense of $799,000 compared to $488,000 in the first quarter of 2008.  In addition to the regular quarterly deposit insurance assessments, due to losses and projected losses to the deposit insurance fund, on February 27, 2009, the FDIC adopted a rule, effective April 1, 2009, imposing on every insured institution a special assessment equal to 20 basis points of its assessment base as of June 30, 2009, to be collected on September 30, 2009. There is a proposal under discussion, under which the FDIC’s line of credit with the U.S. Treasury would be increased and the FDIC would reduce the special assessment to 10 basis points. The comment period for this proposal expired on April 2, 2009 and the banking industry is awaiting the final ruling.

Due to increases in the level of foreclosed assets, foreclosure-related expenses in the first quarter of 2009 were higher than the comparable 2008 period by approximately $646,000.

Non-GAAP Reconciliation:
(Dollars in thousands)

	Three Months Ended March 31,
	2009			2008
	Non-Interest Expense	Revenue Dollars*	%	Non-Interest Expense	Revenue Dollars*	%

Efficiency Ratio	$16,214	$48,592	33.37%	$14,108	$28,017	50.36%

Amortization of deposit broker
origination fees	--	110	(.08)	--	1,357	(2.58)

Net change in fair value of interest
rate swaps and related deposits	--	(847)	.59	--	(2,974)	5.66

Efficiency ratio excluding impact
of hedge accounting entries	$16,214	$47,855	33.88%	$14,108	$26,400	53.44%

* Net interest income plus non-interest income.

INCOME TAXES

For the three months ended March 31, 2009, the Company’s effective tax rate was 33.3%. In future periods, the Company expects its effective tax rate to be 32-35%.

CAPITAL

As of March 31, 2009, total stockholders’ equity was $254.8 million (7.5% of total assets). As of March 31, 2009, common stockholders’ equity was $199.2 million (5.8% of total assets), equivalent to a book value of $14.88 per common share. Stockholders’ equity at December 31, 2008, was $234.1 million (8.8% of total assets). As of December 31, 2008, common stockholders’ equity was $178.5 million (6.7% of total assets), equivalent to a book value of $13.34 per common share.

At March 31, 2009, the Company’s tangible common equity to total assets ratio was 5.7% as compared to 6.6% at December 31, 2008.  Tangible common equity to total risk-weighted assets ratio was 9.8% at March 31, 2009.

As of March 31, 2009, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On March 31, 2009, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.19%, Tier 1 risk-based capital ratio was 11.69%,

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and total risk-based capital ratio was 12.95%. On March 31, 2009, and on a preliminary basis, the Company’s Tier 1 leverage ratio was 9.75%, Tier 1 risk-based capital ratio was 13.91%, and total risk-based capital ratio was 15.16%.

On December 5, 2008, Great Southern Bancorp, Inc. became a participant in the U.S. Treasury’s voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP, it exceeded all “well-capitalized” regulatory benchmarks.  The Company issued to the U.S. Treasury 58,000 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, in an aggregate exchange of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share. The amount of preferred shares sold represents approximately 3% of the Company’s risk-weighted assets as of September 30, 2008.

Through its preferred stock investment, the Treasury will receive a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable after three years at 100% of the issue price, subject to the approval of the Company’s federal regulator. Earlier redemptions of the preferred stock require that the Company complete an equity offering of at least $14.5 million (or 25% of original preferred stock issuance).

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses decreased $32.8 million, from $37.8 million during the three months ended March 31, 2008, to $5.0 million during the three months ended March 31, 2009. See the Company’s Quarterly Report on Form 10-Q for March 31, 2008, for additional information regarding the large provision for loan losses in the first quarter of 2008. The allowance for loan losses increased $1.0 million, or 3.4%, to $30.2 million at March 31, 2009, compared to $29.2 million at December 31, 2008. Net charge-offs were $4.0 million in the three months ended March 31, 2009, versus $36.7 million in the three months ended March 31, 2008. Three  relationships make up $2.9 million of the net charge-off total for the 2009 first quarter. One of these relationships is included in non-performing loans, and two relationships are included in foreclosed assets. In addition, general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to increased provisions and charge-offs. As properties were transferred into non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management has long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. More recently, additional procedures have been implemented to provide for more frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

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The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss share agreement, was 1.73% and 1.66% at March 31, 2009 and December 31, 2008, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank non-performing assets, including foreclosed assets, are not included in the totals and discussion of non-performing loans, potential problem loans and foreclosed assets below due to the loss share agreement with the FDIC, which substantially covers principal losses that may be incurred in these portfolios.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at March 31, 2009, were $61.6 million, down $4.2 million from December 31, 2008. Non-performing assets as a percentage of total assets were 1.81% at March 31, 2009, compared to 2.48% at December 31, 2008. Compared to December 31, 2008, non-performing loans decreased $9.1 million to $24.1 million while foreclosed assets increased $4.8 million to $37.5 million. Commercial real estate, construction and business loans comprised $20.6 million, or 85%, of the total $24.1 million of non-performing loans at March 31, 2009.

Non-performing Loans. Compared to December 31, 2008, the total amount of non-performing loans decreased $9.1 million to $24.1 million at March 31, 2009. Decreases in non-performing loans during the quarter ended March 31, 2009, were primarily due to the transfer of three loan relationships from the Non-performing Loans category to the Foreclosed Assets category. These three relationships were described in the Company’s December 31, 2008 Annual Report on Form 10-K:

•
An $8.3 million loan relationship, which is secured primarily by lots in multiple subdivisions in the St. Louis area, was reduced to $1.8 million through the transfer of $5.4 million to foreclosed assets and the charge-off of $1.4 million. This relationship was previously charged down $2 million upon transfer to non-performing loans. The $1.8 million remaining balance represents lots in two subdivisions in the St. Louis area. The $5.4 million remaining balance in foreclosed assets represents lots in seven subdivisions in the St. Louis area.

•
A $2.5 million loan relationship, which involves a condominium development in Kansas City, was transferred to foreclosed assets. The balance remaining in Foreclosed Assets is $2.3 million at March 31, 2009. At March 31, 2009, $180,000 of this relationship remains in loans and is secured by various real estate collateral not related to the condominium development.

•
A $2.3 million loan relationship, which involves commercial land to be developed into commercial lots in Northwest Arkansas, was transferred to foreclosed assets. This relationship was previously charged down approximately $285,000 upon transfer to non-performing loans and was charged down an additional $320,000 in the first quarter of 2009 upon the transfer to foreclosed assets. The balance remaining in Foreclosed Assets is $2.0 million at March 31, 2009.

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Partially offsetting these decreases in non-performing loans were the following additions to non-performing loans during the three months ended March 31, 2009:

•
A $2.0 million loan relationship, which is secured primarily by an office building and commercial land near Springfield, Missouri and commercial land in Branson, Missouri. This relationship was charged down approximately $1.2 million upon transfer to non-performing loans.

•	A $1.1 million loan relationship, which is secured primarily by a motel in central Missouri. The collateral was purchased by a third party at foreclosure and the loan was paid off in April 2009.

At March 31, 2009, five significant loan relationships accounted for $14.2 million of the total non-performing loan balance of $24.1 million. In addition to the two new relationships noted above, three other significant loan relationships were previously included in Non-performing Loans and remained there at March 31, 2009. These three relationships are described below:

•
A $7.7 million loan relationship, which is secured by a condominium and retail historic rehabilitation development in St. Louis. The original relationship has been reduced through the receipt of Tax Increment Financing funds and a portion of the Federal and State historic tax credits expected to be received by the Company in 2009. Upon receipt of the remaining Federal and State tax credits, the Company expects to reduce the balance of this relationship to approximately $5.0 million, the value of which is substantiated by a recent appraisal. The Company expects to remove this relationship from loans and hold it as a real estate asset once the tax credit process is completed. This relationship was described more fully in the Company’s 2008 Annual Report on Form 10-K under “Non-performing Assets.”

•	A $1.8 million loan relationship, which is secured primarily by lots in two subdivisions in the St. Louis area. This relationship was updated above.
•
A $1.6 million loan relationship, which is secured primarily by eleven houses for sale in Northwest Arkansas. Four of the houses are either under contract or have contracts pending, but none of these sales have been completed at this time.

Potential Problem Loans. Potential problem loans decreased $3.0 million during the three months ended March 31, 2009, from $17.8 million at December 31, 2008, to $14.8 million at March 31, 2009. Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. During the three months ended March 31, 2009, Potential Problem Loans decreased primarily from the transfer of one relationship described above as a $2.0 million relationship (previously $3.2 million) added in the Non-performing Loans category and other smaller relationships which were transferred to the Non-performing Loans category. Increases in Potential Problem Loans resulted primarily due to the addition of two unrelated relationships totaling $1.9 million to the Potential Problem Loans category. These two additional relationships include: a $991,000 relationship primarily secured by six duplexes near Springfield, Mo.; and a $919,000 relationship primarily secured by eight rental houses and two houses held for resale near Lake of the Ozarks, Mo.

Foreclosed Assets.  Foreclosed assets increased $4.8 million during the three months ended March 31, 2009, from $32.7 million at December 31, 2008, to $37.5 million at March 31, 2009. During the three months ended March 31, 2009, foreclosed assets increased, as described above, primarily due to the addition of one $5.4 million relationship consisting of lots in multiple subdivisions in the St. Louis area; the addition of one $2.3 million relationship consisting of condominium units in Kansas City, Mo.; the addition of one $2.0 million relationship consisting of commercial land to be developed into commercial lots in Northwest Arkansas and the addition of several smaller relationships that involve houses which are completed and for sale or under construction, as well as developed subdivision lots. Foreclosed assets decreased primarily due to the sale of

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one $3.9 million relationship consisting of an office building in Southeast Missouri, the reduction of $476,000 to a $2.3 million relationship in Northwest Arkansas through the sale of a portion of the assets, the reduction of $587,000 to a $2.4 million relationship in the Branson, Missouri area through the sale of a portion of the assets and the sale of several smaller relationships that involve houses which are completed or under construction, as well as developed subdivision lots.

At March 31, 2009, ten separate relationships comprise $25.2 million, or 67%, of the total foreclosed assets balance. In addition to the three new relationship described above, seven of these relationships were previously described more fully in the Company’s December 31, 2008 Annual Report on Form 10-K under “Foreclosed Assets.”

BUSINESS INITIATIVES

The Company is expanding its retail banking center network in the St. Louis and Kansas City metropolitan regions. This is part of the Company’s overall long-term plan to open two to three banking centers per year as market conditions warrant. The Company’s first retail banking center in the St. Louis market is expected to open on May 11, 2009. Located in Creve Coeur, Mo., the full-service banking center will complement a loan production office and a Great Southern Travel office already in operation in this market. Construction is underway on a second banking center in the Lee’s Summit, Mo., market, a suburb of Kansas City. The banking center should be completed in late 2009 and will enhance access and service to Lee’s Summit-area customers. Great Southern opened its first Lee’s Summit retail location in 2006.

Great Southern Bancorp, Inc. will hold its 20th Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 13, 2009, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo.  Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 4, 2009, can vote at the annual meeting, either in person or by proxy. Material to be presented at the Annual Meeting will be available on the company’s Web site, www.greatsouthernbank.com, prior to the start of the meeting.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”. The last reported sale price of GSBC stock in the quarter ended March 31, 2009, was $14.01.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 56 banking centers and over 200 ATMs in Missouri, Kansas and Nebraska. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis.

www.greatsouthernbank.com

Forward-Looking Statements

When used in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months ended March 31, 2009 and 2008 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	March 31,	December 31,
	2009	2008
	(Dollars in thousands)

Total assets	$3,407,855	$2,659,923
Loans receivable, gross	1,963,053	1,746,159
Allowance for loan losses	30,168	29,163
Foreclosed assets, net	40,394	32,659
Available-for-sale securities, at fair value	768,420	647,678
Deposits	2,453,768	1,908,028
Total borrowings	678,590	500,030
Total stockholders' equity	254,841	234,087
Common stockholders' equity	199,154	178,507
Non-performing assets (excluding FDIC-supported
assets)	61,615	65,861

	Three Months Ended March 31,		Three Months Ended December 31,
	2009	2008	2008
Selected Operating Data:	(Dollars in thousands)
Interest income	$34,301	$38,340	$35,786
Interest expense	16,746	20,497	18,544
Net interest income	17,555	17,843	17,242
Provision for loan losses	5,000	37,750	5,000
Non-interest income	31,037	10,174	6,309
Non-interest expense	16,214	14,108	13,383
Provision (credit) for income taxes	9,119	(8,688)	1,599
Net income (loss)	$18,259	$(15,153)	$3,569
Net income (loss) available to
common shareholders	$17,435	$(15,153)	$3,327

	Three Months Ended March 31,		Three Months Ended December 31,
	2009	2008	2008
Per Common Share:
Net income (loss) (fully diluted)	$1.29	$(1.13)	$.25
Book value	$14.88	$12.82	$13.34

Earnings Performance Ratios:
Annualized return on average assets	2.58%	(2.45)%	0.55%
Annualized return on average stockholders’ equity	39.66%	(31.01)%	8.32%
Net interest margin	2.81%	3.07%	2.80%
Net interest margin excluding hedge acctg. entries	2.83%	3.30%	2.90%
Average interest rate spread	2.69%	2.69%	2.56%
Efficiency ratio	33.37%	50.36%	56.83%
Non-interest expense to average total assets	2.19%	2.22%	1.90%

Asset Quality Ratios (excluding FDIC-supported assets):
Allowance for loan losses to period-end loans	1.73%	1.42%	1.66%
Non-performing assets to period-end assets	1.81%	2.18%	2.48%
Non-performing loans to period-end loans	1.23%	1.71%	1.90%
Annualized net charge-offs to average loans	.91%	7.81%	1.16%

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	March 31,	December 31,
	2009	2008

	(Unaudited)

ASSETS
Cash	$316,802	$135,043
Interest-bearing deposits in other financial institutions	106,452	32,877
Cash and cash equivalents	423,254	167,920
Available-for-sale securities	768,420	647,678
Held-to-maturity securities (fair value $1,444 – March 2009;
$1,422 – December 2008)	1,360	1,360
Mortgage loans held for sale	4,421	4,695
Loans receivable (1), net of allowance for loan losses of
$30,168 - March 2009; $29,163 – December 2008	1,928,464	1,716,996
FDIC indemnification asset	153,578	--
Interest receivable	15,870	13,287
Prepaid expenses and other assets	13,955	14,179
Foreclosed assets held for sale (1), net	40,394	32,659
Premises and equipment, net	35,674	30,030
Goodwill and other intangible assets	4,589	1,687
Investment in Federal Home Loan Bank stock	12,268	8,333
Refundable income taxes	2,696	7,048
Deferred income taxes	2,912	14,051
Total Assets	$3,407,855	$2,659,923

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$2,453,768	$1,908,028
Securities sold under reverse repurchase agreements with customers	311,143	215,261
Federal Home Loan Bank advances	201,194	120,472
Structured repurchase agreements	50,000	50,000
Short-term borrowings	85,324	83,368
Subordinated debentures issued to capital trust	30,929	30,929
Accrued interest payable	9,038	9,225
Advances from borrowers for taxes and insurance	997	334
Accounts payable and accrued expenses	10,621	8,219
Total Liabilities	3,153,014	2,425,836

Stockholders’ Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; issued and outstanding March 2009 and
December 2008 – 58,000 shares	55,687	55,580
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2009 – 13,380,969 shares; December 2008 –
13,380,969 shares	134	134
Stock warrants; March 2009 and December 2008 – 909,091 shares	2,452	2,452
Additional paid-in capital	19,928	19,811
Retained earnings	171,274	156,247
Accumulated other comprehensive income (loss)	5,366	(137)
Total Stockholders' Equity	254,841	234,087
Total Liabilities and Stockholders' Equity	$3,407,855	$2,659,923

(1)	Includes loans net of discounts totaling $222.6 million and foreclosed assets net of discounts totaling $2.9 million, which are subject to significant FDIC support through the loss share agreement.

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THREE MONTHS ENDED		THREE MONTHS ENDED
	March 31,		December 31,
	2009	2008	2008
	(Unaudited)		(Unaudited)

INTEREST INCOME
Loans	$26,737	$32,739	$28,436
Investment securities and other	7,564	5,601	7,350
TOTAL INTEREST INCOME	34,301	38,340	35,786
INTEREST EXPENSE
Deposits	14,000	16,900	15,405
Federal Home Loan Bank advances	946	1,582	1,138
Short-term borrowings and repurchase agreements	1,547	1,597	1,636
Subordinated debentures issued to capital trust	253	418	365
TOTAL INTEREST EXPENSE	16,746	20,497	18,544
NET INTEREST INCOME	17,555	17,843	17,242
PROVISION FOR LOAN LOSSES	5,000	37,750	5,000
NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	12,555	(19,907)	12,242
NON-INTEREST INCOME
Commissions	1,861	2,640	1,687
Service charges and ATM fees	3,372	3,566	3,749
Net realized gains on sales of loans	606	393	288
Net realized gains (losses) on sales and impairments of
available-for-sale securities	(3,985)	6	(2,056)
Net gain (loss) on sales of fixed assets	16	--	16
Late charges and fees on loans	134	219	188
Change in interest rate swap fair value net of change
in hedged deposit fair value	846	2,977	1,695
Gain recognized on business acquisition	27,833	--	--
Other income	354	373	742
TOTAL NON-INTEREST INCOME	31,037	10,174	6,309
NON-INTEREST EXPENSE
Salaries and employee benefits	8,616	8,276	7,273
Net occupancy and equipment expense	2,681	2,048	2,069
Postage	566	564	551
Insurance	954	614	561
Advertising	515	278	206
Office supplies and printing	180	219	166
Telephone	346	372	343
Legal, audit and other professional fees	664	378	504
Expense (income) on foreclosed assets	753	353	947
Other operating expenses	939	1,006	763
TOTAL NON-INTEREST EXPENSE	16,214	14,108	13,383
INCOME (LOSS) BEFORE INCOME TAXES	27,378	(23,841)	5,168
PROVISION (CREDIT) FOR INCOME TAXES	9,119	(8,688)	1,599
NET INCOME (LOSS)	18,259	(15,153)	3,569
PREFERRED STOCK DIVIDENDS AND DISCOUNT ACCRETION	824	--	242
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$17,435	$(15,153)	$3,327

BASIC EARNINGS PER COMMON SHARE	$1.30	$(1.13)	$.25
DILUTED EARNINGS PER COMMON SHARE	$1.29	$(1.13)	$.25
DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.18	$.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $438,000 and $756,000 for the periods ended March 31, 2009, and 2008, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$ 240,419	$3,578	6.04%	$ 193,807	$3,263	6.77%
Other residential	126,371	1,865	5.98	92,910	1,769	7.66
Commercial real estate	502,779	7,697	6.21	468,702	8,436	7.24
Construction	552,717	7,733	5.67	703,250	12,203	6.98
Commercial business	131,172	2,038	6.30	201,532	3,266	6.52
Other loans	191,842	2,846	6.02	164,545	2,866	7.01
Industrial revenue bonds	60,224	980	6.61	55,011	936	6.85

Total loans receivable	1,805,524	26,737	6.01	1,879,757	32,739	7.00

Investment securities and other interest-earning assets	724,155	7,564	4.24	458,141	5,601	4.92

Total interest-earning assets	2,529,679	34,301	5.50	2,337,898	38,340	6.60
Non-interest-earning assets:
Cash and cash equivalents	224,845			67,432
Other non-earning assets	71,251			68,565
Total assets	$2,825,775			$2,473,895

Interest-bearing liabilities:
Interest-bearing demand and savings	$ 498,969	1,387	1.13	$ 540,016	3,017	2.25
Time deposits	1,379,692	12,613	3.71	1,146,664	13,883	4.87
Total deposits	1,878,661	14,000	3.02	1,686,680	16,900	4.03
Short-term borrowings and repurchase agreements	382,189	1,547	1.64	224,908	1,597	2.86
Subordinated debentures issued to capital trust	30,929	253	3.32	30,929	418	5.44
FHLB advances	129,975	946	2.95	165,774	1,582	3.84

Total interest-bearing liabilities	2,421,754	16,746	2.81	2,108,291	20,497	3.91
Non-interest-bearing liabilities:
Demand deposits	144,395			151,813
Other liabilities	19,820			18,341
Total liabilities	2,585,969			2,278,445
Stockholders’ equity	239,806			195,450
Total liabilities and stockholders’ equity	$2,825,775			$2,473,895

Net interest income:
Interest rate spread		$17,555	2.69%		$17,843	2.69%
Net interest margin*			2.81%			3.07%
Average interest-earning assets to average interest-bearing liabilities	104.5%			110.9%
_______________
*Defined as the Company’s net interest income divided by total interest-earning assets.